Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Operating income up 12 percent; Operating income excluding Octane Additives up 37 percent

Strong sales growth in Oilfield Services and its operating income more than doubled

EPS impacted by higher share-based compensation accruals and lower Octane Additives contribution

Strong cash generation reduces net debt to 0.3x EBITDA

Englewood, CO – August 6, 2019 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2019.

Total net sales for the quarter were $362.4 million, up 1 percent from the $358.1 million reported in the corresponding quarter last year. Net income was $22.3 million, or $0.90 per diluted share, compared to $21.8 million, or $0.89 per diluted share, recorded a year ago. EBITDA for the quarter was $43.8 million compared to $43.7 million in 2018’s second quarter.

Results for this quarter include special items summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $1.12 per diluted share, compared to $1.00 per diluted share a year ago. Excluding Octane Additives from both periods, adjusted non-GAAP EPS was $1.12 compared to $0.80 in the same period last year, a 40 percent increase. Innospec closed the quarter in a net debt position of $54.8 million. Cash generation for the quarter was positive with net cash provided by operating activities of $50.0 million before capital expenditures and software capitalization totaling $5.7 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2019			Quarter ended June 30, 2018
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$30.5	$22.3	$0.90	$29.5	$21.8	$0.89

Amortization of acquired intangible assets	4.6	3.6	0.15	4.8	3.8	0.16
Foreign currency exchange losses/(gains)	1.8	1.3	0.05	(1.6)	(1.2)	(0.05)
Adjustment of income tax provisions	—	0.4	0.02	—	—	—

	6.4	5.3	0.22	3.2	2.6	0.11

Adjusted non-GAAP amounts	$36.9	$27.6	$1.12	$32.7	$24.4	$1.00

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This has been another good quarter for Innospec, showing the strength and balance of our portfolio. Operating income increased by 12 percent despite a significant reduction from our Octane Additives business and increased share-based compensation accruals driven by the increase in our share price. Adjusted non-GAAP EPS excluding Octane Additives is up 40 percent, which demonstrates the quality of our businesses and the successful execution of our strategy.”

“Fuel Specialties operating income was similar to a strong comparative quarter, despite having to deal with some raw material disruptions. The strategy of this business remains on track and the organic growth opportunities continue to offer attractive future potential.”

“In Performance Chemicals, raw material prices fell, which fed through to lower selling prices for some of our contractual business. While this resulted in lower revenue, it contributed to improved margins and overall operating income, which rose 13 percent compared to the same period last year.”

“Oilfield Services has outperformed the market and again delivered very positive results. Our combination of good technology and service continues to be attractive to customers in this market. I am also pleased that our focus on margins and product mix has contributed to a significant improvement in operating income.”

“As we expected there were minimal sales in Octane Additives, which resulted in operating income for the quarter of $0.1 million compared to $5.2 million a year ago.”

“Overall, excluding Octane Additives, a 37 percent improvement in operating income demonstrates the strength of our portfolio and positions us well for the future.”

Revenues in Fuel Specialties were $133.3 million for the quarter down by 1 percent from last year as a positive price/mix of 5 percent was offset by an adverse currency impact of 4 percent combined with a 2 percent reduction in volumes. Gross margins of 33.5 percent were similar to the second quarter of 2018, although slightly weaker sequentially due to sales mix. Operating income for the quarter was $24.1 million up slightly from $23.7 million in the same quarter last year.

In Performance Chemicals, revenues of $104.7 million were down 12 percent from $118.9 million year ago driven by a 5 percent reduction in volumes, a negative currency impact of 4 percent and an adverse price/mix of 3 percent as lower raw material costs fed through into lower prices. Gross margins were up by 2.9 percentage points on prior year, driven by raw material movements, product mix and other improvement actions. Operating income was up by 13 percent from last year at $11.0 million.

In Oilfield Services, revenues of $122.5 million were up 29 percent on the second quarter of 2018, driven by continued improvement in customer activity, in production and in stimulation. Gross margins were up 3.8 percentage points on the second quarter of 2018, largely as a result of a favorable sales mix. Operating income of $10.1 million more than doubled from $4.1 million in the same quarter last year.

In Octane Additives, revenues for the quarter were $1.9 million compared to $10.0 million a year ago. Operating income of $0.1 million compared to $5.2 million in last year’s second quarter.

Corporate costs for the quarter were $13.6 million, compared to the $14.4 million recorded a year ago. The effective tax rate for the quarter was 26.9 percent compared to 26.1 percent last year, as a consequence of the geographical location of taxable profits.

Net cash provided by operating activities in the quarter was $50.0 million, compared to $2.3 million a year ago. In the quarter, the Company also distributed $12.2 million to shareholders for the semi-annual dividend. As of June 30, 2019, Innospec had $106.1 million in cash and cash equivalents, and total debt of $160.9 million, further strengthening our balance sheet and moving our net debt to approximately 0.3x EBITDA.

Mr. Williams concluded,

“We have faced some challenges during this quarter as a result of the cyber security incident which we disclosed in a Form 8-K. I am very grateful to our customers, suppliers, employees, and other partners, who have shown us great support through this period. We believe that this issue is transitionary and short-term and Innospec will emerge a stronger company.”

We believe our underlying markets remain in good shape and our businesses continue to deliver high quality products and services, which has resulted in another strong set of results.”

“Our strategic businesses continue to perform well. Excluding Octane Additives, operating income growth of 37 percent and strong cash generation of $50 million are both excellent results.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange losses/(gains) and adjustment of income tax provisions. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Net sales	$362.4	$358.1	$750.7	$718.8
Cost of goods sold	(251.3)	(255.3)	(521.8)	(511.5)

Gross profit	111.1	102.8	228.9	207.3

Operating expenses:
Selling, general and administrative	(71.2)	(65.8)	(143.7)	(133.1)
Research and development	(8.2)	(8.7)	(17.3)	(17.0)

Total operating expenses	(79.4)	(74.5)	(161.0)	(150.1)

Operating income	31.7	28.3	67.9	57.2
Other income, net	—	3.0	4.1	5.5
Interest expense, net	(1.2)	(1.8)	(2.7)	(3.5)

Income before income taxes	30.5	29.5	69.3	59.2
Income taxes	(8.2)	(7.7)	(18.3)	(15.2)

Net income	$22.3	$21.8	$51.0	$44.0

Earnings per share:
Basic	$0.91	$0.89	$2.08	$1.80
Diluted	$0.90	$0.89	$2.07	$1.79

Weighted average shares outstanding (in thousands):
Basic	24,483	24,409	24,468	24,389
Diluted	24,678	24,591	24,671	24,584

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2019	2018	2019	2018
Net sales:
Fuel Specialties	$133.3	$134.2	$289.3	$277.6
Performance Chemicals	104.7	118.9	222.8	242.9
Oilfield Services	122.5	95.0	236.7	187.9
Octane Additives	1.9	10.0	1.9	10.4

	362.4	358.1	750.7	718.8

Gross profit/(loss):
Fuel Specialties	44.7	44.5	100.4	93.0
Performance Chemicals	24.0	23.8	50.6	49.2
Oilfield Services	41.5	28.6	79.2	60.0
Octane Additives	0.9	5.9	(1.3)	5.1

	111.1	102.8	228.9	207.3

Operating income/(loss):
Fuel Specialties	24.1	23.7	57.0	51.9
Performance Chemicals	11.0	9.7	24.5	21.8
Oilfield Services	10.1	4.1	17.9	7.1
Octane Additives	0.1	5.2	(2.7)	3.8
Corporate costs	(13.6)	(14.4)	(28.8)	(27.4)

Total operating income	$31.7	$28.3	$67.9	$57.2

Schedule 2B

NON-GAAP MEASURES	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2019	2018	2019	2018
Net income	$22.3	$21.8	$51.0	$44.0
Interest expense, net	1.2	1.8	2.7	3.5
Income taxes	8.2	7.7	18.3	15.2
Depreciation and amortization:
Fuel Specialties	1.0	0.9	1.9	1.9
Performance Chemicals	4.9	4.7	9.6	9.7
Oilfield Services	4.5	4.4	8.8	8.5
Octane Additives	0.3	0.3	0.6	0.6
Corporate costs	1.4	2.1	2.6	4.2

EBITDA	43.8	43.7	95.5	87.6

EBITDA:
Fuel Specialties	25.1	24.6	58.9	53.8
Performance Chemicals	15.9	14.4	34.1	31.5
Oilfield Services	14.6	8.5	26.7	15.6
Octane Additives	0.4	5.5	(2.1)	4.4
Corporate costs	(12.2)	(12.3)	(26.2)	(23.2)

	43.8	40.7	91.4	82.1
Other income, net	—	3.0	4.1	5.5

EBITDA	$43.8	$43.7	$95.5	$87.6

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2019	December 31, 2018
Assets

Current assets:
Cash and cash equivalents	$106.1	$123.1
Trade and other accounts receivable	280.0	279.7
Inventories	248.2	248.0
Prepaid expenses	11.9	11.6
Prepaid income taxes	4.3	1.5

Total current assets	650.5	663.9

Net property, plant and equipment	200.3	196.4
Goodwill	364.3	364.9
Operating lease right-of-use assets	36.0	—
Other intangible assets	125.1	136.3
Deferred tax assets	8.6	8.8
Pension asset	99.4	95.9
Other non-current assets	5.4	7.2

Total assets	$1,489.6	$1,473.4

Liabilities and Stockholders’ Equity

Current liabilities:
Overdraft	$0.7	$—
Accounts payable	117.1	126.8
Accrued liabilities	132.0	132.1
Current portion of long-term debt	21.5	21.4
Current portion of finance leases	1.3	1.8
Current portion of plant closure provisions	5.3	5.9
Current portion of accrued income taxes	14.2	8.6
Current portion of operating lease liabilities	11.6	—

Total current liabilities	303.7	296.6

Long-term debt, net of current portion	136.5	186.2
Finance leases, net of current portion	0.9	1.5
Plant closure provisions, net of current portion	44.1	43.6
Accrued income taxes, net of current portion	36.3	40.0
Unrecognized tax benefits, net of current portion	14.6	14.0
Operating lease liabilities, net of current portion	24.4	—
Deferred tax liabilities	48.1	48.2
Pension liabilities and post-employment benefits	16.0	15.7
Other non-current liabilities	1.9	2.1
Equity	863.1	825.5

Total liabilities and equity	$1,489.6	$1,473.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2019	2018
Cash Flows from Operating Activities

Net income	$51.0	$44.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	23.8	25.3
Deferred taxes	0.1	1.7
Cash contributions to defined benefit pension plans	(0.5)	(0.5)
Non-cash movements on defined benefit pension plans	(3.1)	(2.2)
Stock option compensation	3.2	1.9
Changes in working capital	(11.4)	(65.7)
Movements in accrued income taxes	(0.6)	(5.7)
Movements in plant closure provisions	—	1.8
Movements in unrecognized tax benefits	0.7	0.6
Movements in other assets and liabilities	—	(0.9)

Net cash provided by operating activities	63.2	0.3

Cash Flows from Investing Activities

Capital expenditures	(16.2)	(10.5)
Business combinations, net of cash acquired	—	(5.8)
Internally developed software	(0.7)	(0.8)

Net cash used in investing activities	(16.9)	(17.1)

Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(50.0)	5.0
Receipt of short-term borrowing	0.7	—
Repayment of finance leases	(0.9)	(1.4)
Dividend paid	(12.2)	(10.7)
Issue of treasury stock	1.3	1.1
Repurchase of common stock	(2.1)	(1.2)

Net cash used in financing activities	(63.2)	(7.2)
Effect of foreign currency exchange rate changes on cash	(0.1)	(0.2)

Net change in cash and cash equivalents	(17.0)	(24.2)
Cash and cash equivalents at beginning of period	123.1	90.2

Cash and cash equivalents at end of period	$106.1	$66.0

Amortization of deferred finance costs of $0.3 million (2018 - $0.3 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.